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                                                                      Exhibit 12

                              Form of Tax Opinion
                  [Letterhead of Willkie Farr & Gallagher LLP]



__________, 2004


Smith Barney Allocation Series, Inc.
on behalf of Global Portfolio and High Growth Portfolio
125 Broad Street
New York, NY 10004

Ladies and Gentlemen:

You have asked us for our opinion concerning certain U.S. federal income tax consequences to (i) High Growth Portfolio (the "Acquiring Fund"), a separate series of Smith Barney Allocation Series, Inc., a Maryland corporation ("Allocation Series"), (ii) Global Portfolio (the "Acquired Fund"), a separate series of Allocation Series, and (iii) the holders (the "Shareholders") of voting shares of common stock of the Acquired Fund ("Acquired Fund Shares"), when the Shareholders receive voting shares of common stock of the Acquiring Fund ("Acquiring Fund Shares") in exchange solely for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Plan of Reorganization, dated April 7, 2004, adopted by the Board of Directors of Allocation Series on behalf of the Acquiring Fund and the Acquired Fund (the "Plan"). This opinion is being delivered pursuant to Section D.2.(a)(ii) of the Plan.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Registration Statement on Form N-14 filed by Allocation Series with the Securities and Exchange Commission and representations made in letters from the Acquiring Fund and the Acquired Fund addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these

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Global Portfolio
High Growth Portfolio
__________, 2004
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representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

       (a) the transfer to the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares to the Shareholders in exchange for their Acquired Fund Shares in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code and the Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of
             Section 368(b) of the Code;

       (b) except for gain or loss regularly attributable to the termination of the Acquired Fund's taxable year, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or upon the distribution of such Acquiring Fund Shares to the Shareholders in exchange for their Acquired Fund Shares;

       (c) except for assets that may be revalued as a consequence of the termination of the Acquired Fund's taxable year, the tax basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the tax basis of such assets of the Acquired Fund immediately prior to the Reorganization;

       (d) except for assets that may be revalued as a consequence of the termination of the Acquired Fund's taxable year, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund;

       (e) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

       (f) no gain or loss will be recognized by the Shareholders upon the receipt of Acquiring Fund Shares in exchange solely for their Acquired Fund Shares pursuant to the Reorganization;

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Global Portfolio
High Growth Portfolio
__________, 2004
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       (g)   the aggregate tax basis of the Acquiring Fund Shares received by a
             Shareholder will be the same as the aggregate tax basis of such Shareholder's Acquired Fund Shares exchanged therefor; and

       (h) the holding period of the Acquiring Fund Shares received by a Shareholder will include the holding period during which the Acquired Fund Shares exchanged therefor were held by such Shareholder, provided that at the time of the exchange, the Acquired Fund Shares were held as capital assets in the hands of such Shareholder.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Sincerely yours,